Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY APPOINTS MARY ELLEN LUTEY VICE PRESIDENT

DENVER, CO December 5, 2012 - SM Energy Company (NYSE: SM) announces that its Board of Directors has appointed Mary Ellen Lutey Vice President and Regional Manager, with responsibility for SM Energy's Mid-Continent region. Ms. Lutey will be relocating to the regional headquarters in Tulsa, Oklahoma. Ms. Lutey is a 1994 graduate of Montana Tech University with BS degrees in Petroleum Engineering and Engineering Science. She started her career with Burlington Resources as a production and reservoir engineer and worked in technical and managerial positions of increasing responsibility with Burlington Resources, ConocoPhillips Canada and Chesapeake Energy Corporation before joining SM Energy in 2008. Her latest assignment with SM Energy was as its North Rockies Asset Manager, where she managed the Company's activities in its active Bakken/Three Forks program.

Tony Best, CEO of SM Energy, said, “We recently lost an outstanding leader and a valued member of our management team with the untimely passing of our friend and colleague, Paul Veatch. We will certainly miss his leadership and many talents at our company. We are fortunate to have a person of Mary Ellen's caliber within our organization to fill Paul's former position, and we are looking forward to her success in this new role. Mary Ellen's promotion is well deserved and a direct result of the efforts we have made over the past few years to develop internal succession candidates for key management positions.”

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.